Exhibit 3.110

CERTIFICATE OF FORMATION

OF

DCT WHITE OAK CIRCLE LLC

1.	The name of the limited liability company (the “LLC”) is DCT White Oak Circle LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, State of Delaware, County of New Castle 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 20th day of November, 2012.

By:	/s/ Marilyn Cartwright
Name:	Marilyn Cartwright
Authorized Person